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                            EXCELSIOR-HENDERSON MOTORCYCLE
                                MANUFACTURING COMPANY

                               STATEMENT OF DESIGNATION
                                          OF
                         RIGHTS, PREFERENCES AND LIMITATIONS
                                          OF
                         SERIES A CONVERTIBLE PREFERRED STOCK



(A) DESIGNATION OF SERIES OF PREFERRED STOCK

    Of the 10,000,000 shares of Preferred Stock which the Corporation is authorized to issue under its Articles of Incorporation, 4,360,000 of such shares shall be designated as shares of Series A Convertible Preferred Stock of the Corporation (the "Preferred Stock"), par value $.01 per share. Such shares of Preferred Stock, together with the 25,000,000 shares of authorized Common Stock of the Corporation (the "Common Stock"), the balance of the undesignated shares of Preferred Stock of the Corporation and any other common stock or preferred stock that may hereafter be authorized in or pursuant to the Restated Articles of Incorporation of the Corporation, are sometimes hereinafter collectively referred to as the "capital stock."

(B) VOTING PRIVILEGES.

    Each holder of Preferred Stock shall have that number of votes on all matters submitted to the stockholders that is equal to the number of shares of Common Stock into which such holder's shares of Preferred Stock are then convertible, as hereinafter provided. Except as otherwise required by agreement or law, the shares of capital stock of the Corporation shall vote as a single class on all matters submitted to the stockholders.

(C) DIVIDENDS.

    In the event any dividend or distribution is declared or made with respect to outstanding shares of Common Stock, a comparable dividend or distribution must be simultaneously declared or made with respect to the outstanding shares of Preferred Stock. In the event any dividend or distribution is declared or made with respect to the Common Stock, each holder of shares of Preferred Stock shall be paid such comparable dividend or receive such comparable distribution on the basis of the number of shares of Common Stock into which such holder's shares of Preferred Stock are then convertible, as hereinafter provided.


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(D) LIQUIDATION PREFERENCE.

    In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount equal to $2.50 per share (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), plus dividends unpaid and accumulated or accrued thereon, if any. In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation payment shall be made to the holders of shares of Preferred Stock in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class of shares of the Corporation ranking junior to the Preferred Stock with respect to payment upon dissolution or liquidation of the Corporation. If upon any liquidation or dissolution of the Corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Preferred Stock the full amounts to which they respectively shall be entitled, the holders of such shares shall share pro rata in any such distribution.

(E) CONVERSION RIGHT.

    At the option of the holders thereof, the shares of Preferred Stock shall be convertible, at the office of the Corporation (or at such other office or offices, if any, as the Board of Directors may designate), into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of Preferred Stock being deemed to have a value of $2.50 for the purpose of such conversion. The price at which each share of Common Stock shall be delivered upon conversion (herein called the "conversion price") shall be initially equal to $2.50 per share of Common Stock (i.e., at an initial conversion rate of one share of Common Stock for each share of Preferred Stock); PROVIDED, HOWEVER, that such initial conversion price shall be subject to adjustment from time to time in certain instances as hereinafter provided. The following provisions shall govern such right of conversion:

    (1) In order to convert shares of Preferred Stock into shares of Common Stock of the Corporation, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that such holder elects to convert such shares. Shares of Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and


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         delivered at such office a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.

    (2) The conversion price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the conversion price each holder of shares of Preferred Stock shall thereafter be entitled to receive the number of shares of Common Stock obtained by multiplying the conversion price in effect immediately prior to such adjustment by the number of shares issuable pursuant to conversion immediately prior to such adjustment and dividing the product thereof by the conversion price resulting from such adjustment.

    (3) In case the Corporation shall (i) declare a dividend upon the Common Stock payable in Common Stock (other than a dividend declared to effect a subdivision of the outstanding shares of Common Stock, as described in subparagraph (4) below) or any obligations or any shares of stock of the Corporation which are convertible into, or exchangeable for, Common Stock (any of such obligations or shares of stock being hereinafter called "Convertible Securities"), or in any rights or options to purchase Common Stock or Convertible Securities, or (ii) declare any other dividend or make any other distribution upon the Common Stock payable otherwise than out of earnings or earned surplus, then thereafter each holder of shares of Preferred Stock upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such shares of Preferred Stock have been converted, and, in addition and without payment therefor, each dividend described in clause (i) above and each dividend or distribution described in clause (ii) above which such holder would have received by way of dividends or distributions if continuously since such holder became the record holder of such shares of Preferred Stock such holder (i) had been the record holder of the number of shares of Common Stock then received, and (ii) had retained all dividends or distributions in stock or securities (including Common Stock or Convertible Securities, and any rights or options to purchase any Common Stock or Convertible Securities) payable in respect of such Common Stock or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock. For the purposes of the foregoing a dividend or distribution other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined by the Board of Directors of the Corporation.

    (4) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined


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         into a smaller number of shares, the conversion price in effect immediately prior to such combination shall be proportionately increased.

    (5) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation or other entity shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the corporation immediately theretofore receivable upon the conversion of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all dividends unpaid and accumulated or accrued thereon to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion price and of the number of shares receivable upon the conversion of Preferred Stock) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

    (6) Upon any adjustment of the conversion price, then and in each case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of Preferred Stock, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the conversion price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of


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         Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

    (7) If any event occurs as to which in the opinion of the Board of Directors of the Corporation the other provisions of this paragraph (E) are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

    (8) As used in this paragraph (E) the term "Common Stock" shall mean and include the Corporation's presently authorized Common Stock and shall also include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares receivable pursuant to conversion of shares of Preferred Stock shall include shares designated as Common Stock as of the date of issuance of such shares of Preferred Stock, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph (5) above.

    (9) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the day of conversion. "Market price" shall mean if the Common Stock is traded on a securities exchange or on the Nasdaq National Market, the closing price of the Common Stock on such exchange or the Nasdaq National Market, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of 20 consecutive business days prior to the date as of which "market price" is being determined. If at any time the Common Stock is not traded on an exchange or the Nasdaq National Market, or otherwise traded in the over-the-counter market, the "market price" shall be deemed to be the fair value thereof determined in good faith by the Board of Directors of the Corporation as of a date which is within 15 days of the date as of which the determination is to be made.


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(F) MANDATORY CONVERSION.

    The Preferred Stock shall automatically be converted into shares of Common Stock, without any act by the Corporation or the holders of the Preferred Stock, concurrently with the closing of the Initial Public Offering of the Corporation (as hereinafter defined). As used herein, the term "closing" shall mean the delivery by the Corporation to the underwriters of certificates representing the shares of Common Stock offered to the public against delivery to the Corporation by such underwriters of payment therefor. Each holder of a share of Preferred Stock so converted shall be entitled to receive the full number of shares of Common Stock into which such share of Preferred Stock held by such holder could be converted if such holder had exercised its conversion right at the time of closing of such public offering. Upon such conversion, each holder of a share of Preferred Stock shall immediately surrender such share in exchange for appropriate stock certificates representing a share or shares of Common Stock. As used herein, "Initial Public Offering" shall mean the first public offering by the Corporation of shares of Common Stock registered under the Securities Act of 1933, as amended, in which (1) the aggregate public offering price of the Common Stock sold for cash by the Corporation in the offering is at least $10,000,000 and (2) the offering is underwritten on a firm commitment basis by an underwriter or a group of underwriters. The term "firm commitment basis" with respect to the underwriting of such public offering shall mean a commitment pursuant to a written underwriting agreement under which the nature of the underwriters' commitment is such that all securities will be purchased by such underwriters if any securities are purchased by such underwriters.


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